Exhibit 99.1

Alphatec Spine, Inc.

Dirk Kuyper, President and Chief Executive Officer

(760) 494-6746

investorrelations@alphatecspine.com

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

ALPHATEC HOLDINGS ANNOUNCES APPOINTMENT OF MICHAEL O’NEILL,

FCMA, AS CHIEF FINANCIAL OFFICER

— Peter C. Wulff, appointed Senior Vice President, Strategic Initiatives —

CARLSBAD, Calif., October 11, 2010 — Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures, and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, today announced the appointment of Michael O’Neill, FCMA, as the Company’s Chief Financial Officer, Vice President and Treasurer, effective October 11, 2010. Peter C. Wulff will transition to the newly created position of Senior Vice President, Strategic Initiatives, effective immediately.

Mr. O’Neill joins the Company from Mentor Corporation (previously NYSE: MNT), a surgical aesthetics manufacturer, where he was Vice President and Chief Financial Officer from November 2007 to March 2009. Mentor Corporation was acquired by Johnson & Johnson in January 2009. Prior to joining Mentor Corporation, Mr. O’Neill had spent the previous twenty years with Johnson & Johnson, with his most-recent position being Vice President and Chief Financial Officer, Johnson & Johnson Worldwide Information Technology. From 2001 through 2007 Mr. O’Neill served as the Vice President, Finance and Chief Financial Officer for LifeScan, a division of Johnson & Johnson, a leading supplier of blood glucose monitoring systems. Mr. O’Neill began working for Johnson & Johnson in 1987 and moved through a series of progressively more responsible positions including International Controller, Operations Controller, Finance Director, and Group Finance Director. Mr. O’Neill received a B.A. in Economics and Statistics from the University of Exeter, Devon, United Kingdom and is a Fellow of the Chartered Institute of Management Accountants of Great Britain.

Dirk Kuyper, the Company’s President and Chief Executive commented, “We are extremely excited to welcome an experienced professional such as Mike to Alphatec Spine’s management team. Mike’s depth of knowledge in the medical device industry and experience with multi-national operations will allow him to quickly add value as the Company’s CFO.”

In his new position, Mr. Wulff will continue to report to the Company’s President and CEO, Dirk Kuyper. Mr. Wulff’s responsibilities will include a number of key initiatives and projects as well as the continued integration of Scient’x and Alphatec Spine.

Mr. Kuyper stated, “In the changing environment facing our industry, we believe that is necessary to have a member of senior management that is focused on certain aspects of our strategic plan, including the Scient’x integration. We believe that Peter’s experience and skill set are a good fit for this new role. I would like to thank Peter for the leadership role he provided during his tenure as CFO”.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its products in over 50 international markets through its subsidiary, Scient’x S.A., via a direct sales force in France, Italy and the United Kingdom and via independent distributors in the rest of Europe, the Middle East and Africa, South America and Latin America. In Asia and Australia, the Company markets its products through its subsidiary, Alphatec Pacific, Inc, and through Scient’x’s distributors in China, Korea and Australia.

Also visit the Aging Spine Center, www.agingspine.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. Alphatec Spine is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website will enable patients to review pertinent information about all the key disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information will include published abstracts regarding the aging spine.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

# # #